WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                  COLONIAL NEWPORT TIGER FUND
                                    FUND YIELD CALCULATION
                                  (CALENDAR MONTH-END METHOD)
                               30-DAY BASE PERIOD ENDED 12/31/97


                                                  a-b     6
                                  FUND YIELD = 2 ----- +1   -1
                                                  c*d



                                                              CLASS A       CLASS B      CLASS C        CLASS T        CLASS Z
                                                              -------       -------      -------        -------        -------
        a = dividends and interest earned
              during the month......................          $748,669     $813,167      $139,096      $183,253        $406,455

        b = expenses accrued during the month........          679,237      977,802       167,252       166,258         368,760

        c = average dividend shares
            outstanding during the month.............       38,448,569   42,312,781     7,225,091     9,390,189      20,835,083

        d = class maximum offering price per share
              on the last day of the month............           $9.57        $8.92         $8.94        $9.56            $9.01

                      YIELD ..........................            0.23%       -0.52%        -0.52%        0.23%            0.24%
                                                                 -----        ------        ------        -----           -----






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